Exhibit 99.1

Contact:
Richard E. Koch
Director, Investor Relations and Corporate Communications 203-363-7352 www.craneco.com

CRANE CO. COMPLETES ACQUISITION OF MONEY CONTROLS

TO STRENGTHEN ITS PAYMENT SOLUTIONS BUSINESS

STAMFORD, CONNECTICUT – December 10, 2010 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, announced today that it has completed the previously announced purchase of Money Controls Limited from CA-MC Acquisition Co. Located near Manchester, England and employing 350 people globally, Money Controls is a leading producer of a broad range of payment systems and associated products for the gaming, amusement, transportation, and retail markets. The Money Controls product lines include coin hoppers, coin acceptors and bill validators. Money Controls’ 2010 sales are estimated to be approximately $62 million.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Fluid Handling, Engineered Materials, Merchandising Systems, and Controls. Crane has approximately 10,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and subsequent reports filed with the Securities and Exchange Commission.

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